THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.73

                           COSMETIC LICENSE AGREEMENT

     This COSMETIC LICENSE AGREEMENT ("Agreement") is made and effective as of the 11TH DAY OF MAY, 2005 (the "effective date"), by and between PARIS HILTON ENTERTAINMENT INC., with offices at 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210 ("Licensor"), and PARLUX FRAGRANCES, INC., a public Delaware corporation with offices at 3725 S.W. 30th Avenue, Ft. Lauderdale, Fl. 33312 ("Licensee") (together the "Parties").

                              W I T N E S S E T H :

     WHEREAS, by way of a master license (the "Master License") from Ms. Paris Hilton, an individual with a mailing address of c/o Ms. Wendy White, 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210, to Licensor, Licensor has the sole and exclusive rights to license the Licensed Mark (as hereinafter defined) pursuant to the terms hereof; and,

     WHEREAS, the Parties entered into a license agreement on May 21, 2004 in which Licensor granted Licensee the sole and exclusive rights to manufacture and distribute fragrances and related products bearing the Licensed Mark( the "Fragrance License"); and,

     WHEREAS, the Parties entered into a license agreement on January 6, 2005 in which Licensor granted Licensee the sole and exclusive rights to manufacture and distribute watches and other timepieces bearing the Licensed Mark ( the "Watch License"); and,

     WHEREAS, the Fragrance License provided Licensee with a right of first refusal for cosmetics, skin care products and home/environmental products such as candles, potpourri and incense; and,

     WHEREAS, Licensee is familiar with the business of manufacturing, promoting and selling cosmetics, skin care and treatment products and now Licensee desires to obtain the exclusive right and license to use the Licensed Mark in the Territory (as hereinafter defined) in connection with the manufacture, promotion, distribution and sale of such products; and,

     WHEREAS, Licensor is willing to grant the license pursuant to the terms contained herein.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

The following definitions shall apply:

     A. TERRITORY. All countries of the world and all duty-free-shops, ships, airplanes, military bases and diplomatic missions of every country of the world, including the world-wide web.

     B. ARTICLES. Cosmetics, skin care and skin treatment products. The parties acknowledge that Licensor has an agreement with Hollywood Prescription Corp. that runs through December 31, 2005 (and may be extended for up to 2 years through December 31, 2007), copy attached, providing that Licensor and Paris Hilton cannot promote any other lip treatment (i.e., lip exfoliant, lip balm, lip gloss or lip-enhancing serum), which agreement has be amended in accordance with the attached modification and thus the definition of Articles is limited, if at all, in accordance with the attached modification of the Hollywood Prescription Corp. contract amendment.

     C. LICENSED MARK. The trademark PARIS HILTON and such other trademarks as are, from time to time, agreed to by Licensor. Licensor's current applications in various parts of the World for the Licensed Mark are detailed on the annexed Exhibit A. In Germany, Austria, Switzerland and Italy (collectively, the "Restricted Countries") Licensor and Paris Hilton are precluded from endorsing, selling or licensing any products that are not sold under the PARIS HILTON trademark. Thus, in the Restricted Countries, all Articles sold pursuant to this Agreement must be sold under the PARIS HILTON trademark and none other.

     D. NET SALES. The sales price at which Licensee or any Subsidiary or Affiliate (as hereinafter defined) bills its Non-Subsidiary or Affiliate customers for Articles less: (i) all returns of damaged, defective or other merchandise, uncollectible accounts, trade and cash discounts and allowances, and taxes directly applicable to the sale of Articles (such as sales, use, value added or similar taxes); (ii) all freight and shipping charges, insurance costs and duties and other governmental charges paid by the Licensee to the extent stated separately on any invoice; (iii) all receipts from the sale of discontinued and close-out merchandise (which shall include only Articles sold at a discount of 25% or more from the normal price charged to that specific customer and then only to the extent that the aggregate gross sales thereof in any contract year do not exceed fifteen percent (15%) of total gross sales); and, (iv) all receipts from the sale of samples, displays, brochures, gift-with-purchase and similar advertising and promotional materials and packaging supplies. Notwithstanding the terms of sub-section (iii) above, Licensee shall not be excused from paying royalties on the sales of the Articles in which the Licensee receives a minimum gross margin of 25%, in which gross margin is defined as sales price to the customer less Licensee's cost of goods and shipping. For purposes of calculating royalties, any sales of Articles that are not at arms-length shall have a royalty amount charged to them at Licensee's arms-length cost.

     E. SUBSIDIARY. Any corporation or other entity which is 100% directly or indirectly owned by Licensee.

     F. AFFILIATE. Any corporation or other entity which is at least 50% owned by Licensee.

                                    ARTICLE 2

                             GRANT OF LICENSE RIGHTS

     RIGHTS GRANTED. Upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, the sole and exclusive right and license to use the Licensed Mark in the Territory as a trademark in connection with the manufacture, promotion, sale and distribution solely of the Articles and on all packaging materials, containers and promotional materials related to the Articles and in connection with the publicity, sales and advertising of the Articles, including in newspapers, magazines, radio, television, cinema and similar media presently existing or that may exist in the future. Articles may be sold through the channels customarily used to sell similar products of comparable prestige and quality in the ordinary course of business as described in paragraph A of Article 7 below. Licensor shall not, during any period this Agreement is in effect, grant any rights to any third party in connection with the Articles for the Trademark or any other trademark which includes PARIS HILTON or any derivative thereof.

     Notwithstanding the foregoing, Licensee acknowledges that Licensor and Paris Hilton have an agreement with Hollywood Prescription Corp. that runs through December 31, 2005 (and may be extended for up to 2 years through December 31, 2007) providing that Licensor and Paris Hilton cannot promote any other lip treatment (i.e., lip exfoliant, lip balm, lip gloss or lip-enhancing serum) and thus such goods are excluded from the definition of Articles in this Agreement. Specifically, the Hollywood Prescription Corp. agreement provides that: During the Term of the Agreement, neither... [Licensor nor Paris Hilton] will authorize (and... [Licensor and Paris Hilton] represent and warrant that neither... has previously authorized, which authority is still in effect) the use of... [PARIS HILTON's] name, picture, image, likeness or voice, nor during the Term of the Agreement will... [Paris Hilton] render any services, give any testimonials or endorsements in any advertising in any medium, nor engage in any promotional activities, in connection with: (i) any other lip treatment (i.e. lip exfoliant, lip baum, lip gloss or lip-enhancing serum) or (ii) any other product or services that in its advertising or publicity denigrates [Hollywood Prescription Corp.] or the Products.

                                    ARTICLE 3

                             EXCLUSIVITY OF LICENSE

     Other than as previously disclosed herein, Licensor will not grant any other license effective during the term of this Agreement for the use of the Licensed Mark on or in connection with the Articles in the Territory. Licensor and Ms. Paris Hilton may use or grant others the right to use the Licensed Mark on or in connection with goods of all other types and descriptions (with the acknowledgement that Licensor has previously granted various licenses to Licensee for a variety of goods in the Territory). Licensor acknowledges that Licensee may manufacture and/or distribute in parts of the Territory goods similar to the Articles covered by this Agreement which bear other trademarks. Licensor further acknowledges and consents to Licensee obtaining other additional licenses for the manufacture and/or distribution of other similar lines of goods during the term of this Agreement. Licensee will not, during the term of this Agreement and thereafter, attack either Licensor's and/or Paris Hilton's title in and to the Licensed Mark or the validity of this License.

     Notwithstanding the foregoing, Licensee acknowledges that Ms. Paris Hilton has entered into an agreement with the company Guess?, Inc. to act as a model and spokesperson for their products, some of which may be Articles. Such agreement terminates on April 30, 2005.

                                    ARTICLE 4

                                TERM OF AGREEMENT

     Subject to the rights of termination set forth in this Agreement, the initial term of this Agreement shall be for five (5) years commencing on the execution date above and terminating on January 15, 2011 (the "Initial Term"). Licensee shall have the option to renew this Agreement for an additional five-year period as long as the Minimum Royalties (as hereinafter defined) for the Initial Term have been fully paid. Licensee shall notify Licensor of its intent to either renew or not renew no later than June 30, 2010. Each twelve
(12) month period commencing on each January 16th and ending on January 15th shall constitute and be referred to herein as an "Annual Period." However, the initial Annual Period shall commence on the execution date above and shall terminate on January 15, 2007.

                                    ARTICLE 5

                                 CONFIDENTIALITY

     The Parties acknowledge that all information relating to the business and operations of Licensor and Licensee which they learn or have learned during or prior to the term of this Agreement is confidential. The Parties acknowledge the need to preserve the confidentiality and secrecy of such information and agree that, both during the term of this Agreement and after the expiration or termination hereof, they shall not use or disclose same, and shall take all necessary steps to preserve in all respects such confidentiality and secrecy. The provisions of this paragraph shall not apply with respect to any information which has entered the public domain through no fault of Parties. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

                                    ARTICLE 6

                               DUTIES OF LICENSEE

     A. BEST EFFORTS. During the term of this Agreement, Licensee will use its best efforts to exploit the rights herein granted throughout the Territory and to sell the maximum quantity of Articles therein consistent with the high standards and prestige represented by the Licensed Mark.

     B. DESIGN AND SAMPLE MAKING. Licensor shall not be responsible for the production, design or sample making of the Articles and Licensee shall bear all costs related thereto.

                                    ARTICLE 7

                                QUALITY STANDARDS

     A.   MANUFACTURE OF ARTICLES; QUALITY CONTROL.

          (i) The contents and workmanship of Articles shall be at all times of the highest quality consistent with the reputation, image and prestige of the Licensed Mark and Articles shall be distributed and sold with packaging and sales promotion materials appropriate for such high quality Products. The parties agree that the Articles shall be of such premium quality, prestige and price similar to that of MAC, ESTEE LAUDER and SMASHBOX products.

          (ii) All Articles shall be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

          (iii) Licensee shall submit to Licensor for approval the proposed Articles, along with the proposed packaging and other material, designs, sketches, colors, tags, containers and labels (the "Approval Package") for Licensor's review, which approval shall not be unreasonably withheld. In the event that Licensor does not respond to Licensee within 10 days of the receipt of any and all items within the scope of the Approval Package, any such item shall be deemed approved.

          (iv) During the term of this Agreement, upon Licensor's request, Licensee shall submit, free of charge to Licensor, the then current production samples of each Article marketed. Production samples submitted by Licensee for this purpose may be retained by Licensor. Further, Licensee shall provide Licensor with 100 samples of the various Articles being distributed each year for Licensor to use for public relations and promotional purposes. All Articles to be sold hereunder shall be at least equal in quality to the Approval Package presented to Licensor. Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice and during normal business hours, at Licensor's expense, to examine Articles in the process of being manufactured.

     B. REQUIRED MARKINGS. Licensee shall cause to appear on all packaging of Articles, (i) "the trademark, PARIS HILTON" is licensed to "Parlux Fragrances, Inc."; and such additional legends, markings and notices complying with the requirements of any law or regulation in the Territory and (ii) such legends, markings and notices as Licensor, from time to time, may reasonably request.

     C. DISTRIBUTION. In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee's normal distribution patterns shall consist of those retail establishments whose location, merchandising and overall operations are consistent with the products described in paragraph A (i) of Article 7 above.

     D. SALES FORCE. During the term of this Agreement, Licensee shall maintain a non-exclusive sales force suitable to carry out the purpose of this Agreement.

                                    ARTICLE 8

                           GUARANTEED MINIMUM ROYALTY

          In consideration of both the license granted and the services to be performed by Ms. Paris Hilton hereunder, Licensee shall pay to Licensor an annual Guaranteed Minimum Royalty during the initial Term of the Agreement of $
* per Annual Period, with payment of 50% for the first Annual Period due upon execution hereof and the balance of the Guaranteed Minimum Royalties payable as specified below:

                                                             TOTAL ANNUAL
        ANNUAL PERIOD         ANNUAL MIN. ROYALTY DUE   GUARANTEED MIN ROYALTY
---------------------------   -----------------------   ----------------------
First: Execution to 1/15/07     $ * upon execution;               $ *
                                $ * on 7/15/05
Second: 1/16/07 to 1/15/08          1/16/07                       $ *
Third:  1/16/08 to 1/15/09          1/16/08                       $ *
Fourth: 1/16/09 to 1/15/10          1/16/09                       $ *
Fifth:  1/16/10 to 1/15/11          1/16/10                       $ *

     In the event that the Initial Term of this Agreement is extended for an additional five-year term (January 16, 2011 through January 15, 2016, the "Extended Term") the Guaranteed Minimum Royalty for each Annual Period of the Extended Term shall be $ *.

     The Guaranteed Minimum Royalty payable to Licensor for each Annual Period in the Extended Term shall be payable upfront on January 16th of the beginning of each Annual Period in the Extended Term. For example, the Guaranteed Minimum Royalty payable for the Annual Period from January 16, 2011 through January 15, 2012 shall be payable $ * on January 16, 2011.

     Subject to the exception in Article 9(C) below, the Guaranteed Minimum Royalty for each Annual Period shall be credited against the Sales Royalty for only the same Annual Period as provided in Article 9 below.

                                    ARTICLE 9

           SALES ROYALTY; WITHHOLDING TAXES; COMMISSION TO RICK HILTON

     A. Licensee shall pay to Licensor a Sales Royalty on each Annual Period's Net Sales of * . The Sales Royalty payable hereunder shall be accounted for and paid on a quarterly basis within forty-five (45) days after the close of the prior quarter's sales, along with the Guaranteed Minimum Royalty that may be due. In other words, the actual Sales Royalty will be paid 45-days in arrears computed on the basis of Net Sales during the quarter ending 45 days before the period upon which royalties are being paid, with a credit for any Guaranteed Minimum Royalty and Sales Royalty payments previously made to Licensor.

     B. If applicable, Licensee shall compute any payment, on behalf of Licensor, for all taxes (other than United States Federal, state or local income taxes) which any governmental authority in the Territory may impose on Licensor with respect to royalties paid by Licensee to Licensor. The amount of such taxes shall be deducted from payments of royalties, provided that Licensor is entitled under applicable law to credit the amount of such taxes against its United States Federal Income Tax obligations. Licensee shall furnish Licensor with an official receipt (together with a translation thereof if not in English) promptly after each such payment of taxes. In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by Licensee.

     C. Up to 50% of Sales Royalty for any Annual Period in excess of payments of Guaranteed Minimum Royalty for the same Annual Period shall be credited against the Guaranteed Minimum Royalty due to Licensor for any other future Annual Period if the actual Sales Royalty for that period does not reach such period's Guaranteed Minimum Sales.

     D. Payment of the initial Guaranteed Minimum Royalty shall be as follows in the time frames specified above:

          (1) $ * to: "Rick Hilton" c/o Ms. Wendy White, 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210; and,

          (2) $ * to: Paris Hilton Entertainment Inc. c/o Ms. Wendy White, 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210.

In other words, upon execution hereof $ * shall be payable to Rick Hilton and $
* shall be payable to Licensor with the balance of such first Annual Period Guaranteed Minimum Royalties payable on July 15, 2005.

     E. All other Guaranteed Minimum Royalties and other Royalties shall be paid as follows:

          (1) 5% of amounts due to: "Rick Hilton" c/o Ms. Wendy White, 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210; and,

          (2) 95% of amounts due to: Paris Hilton Entertainment Inc. c/o Ms. Wendy White, 250 North Canon Drive, 2nd Floor, Beverly Hills, CA 90210.

     F. In addition to the Sales Royalty and Guaranteed Minimum Royalties that Licensee is obligated to pay pursuant to the terms hereof, Licensee shall further pay Mr. Rick Hilton, a commission for negotiating this Agreement of * of the actual Sales Royalty and Guaranteed Minimum Royalty (paid to Licensor and Rick Hilton) throughout the term of this Agreement and any extensions thereof. This * commission shall be paid to Rick Hilton at the time that the Sales Royalty is due to Licensor. The * commission shall be paid on the initial Guaranteed Minimum Royalty due upon execution hereof, so that Rick Hilton shall receive $ * (Guaranteed Minimum Royalty) plus $ * (commission) upon execution hereof, or $ * (and $ * on July 15, 2005). For the avoidance of doubt, Licensee shall be paying a total of 105% of the Guaranteed Minimum Royalty and Sales Royalty hereunder.

                                   ARTICLE 10

                                   ADVERTISING

     Licensee agrees to spend in the United States for "Consumer Advertising" (as defined below) * of Net Sales during each Annual Period.

     For the other markets in the Territory, Licensee or its distributors will jointly spend not less than * of Net sales in such markets during each Annual Period.

     "Consumer Advertising" shall be understood to include newspapers, magazines, television, radio, billboards (including related artwork and production charges for these five categories), retailer demonstration charges, retailer's catalogues, gifts-with-purchase including the gift aspect of value sets, direct mail, remittance envelopes, billing inserts , product samples, pamphlets, free goods (including those to Licensor for events and other public relation activities), window and counter displays (including testers, dummies, counter cards and other visual aids), special events, contests, publicity and promotions and cooperative advertising.

     Licensor undertakes at Licensee's request to make Ms. Paris Hilton ("PH") available at reasonable intervals and for reasonable periods (which shall involve a maximum of three (3) appearances during the first Annual Period and a maximum of two (2) appearances each Annual Period thereafter) for promotional tie-ins serving to associate PH with the Articles. Licensee shall also be entitled to the use of PH's likeness for advertising and promotional purposes upon Licensor's approval first being obtained in each instance, which approval shall not be unreasonably withheld or delayed. Licensor shall make every reasonable effort, in light of PH's busy schedule, at the request of the Licensee, to arrange for PH's cooperation for publicity photographs, launch parties, personal appearances and radio and TV interviews (which shall be included in PH's obligations of three (3) and two (2) appearances discussed above). Licensee shall reimburse Licensor for the reasonable costs involved in providing PH plus one other individual, selected by Licensor, plus her Mother and Father if they wish to attend, with first-class travel, lodging, food and other related expenses mutually agreed upon in advance of each appearance attended by PH at Licensee's request, which shall include the cost for hair and makeup personnel and security personnel. If PH fails to appear for a scheduled Licensor approved event, Licensee will have the right to deduct up to $20,000 of its non-refundable out of pocket expenses incurred in connection with each specific event from the Sales Royalty. The failure to appear at a scheduled event could have a material adverse effect on the Licensee's ability to market the Articles.

                                   ARTICLE 11

                   SALES STATEMENT; BOOKS AND RECORDS; AUDITS

     A. SALES STATEMENT. Licensee shall deliver to Licensor at the time each Sales Royalty payment is due, a reasonably detailed report signed by a duly authorized officer of Licensee indicating by quarter the Net Sales and a computation of the amount of Sales Royalty payable hereunder for said period. Such statement shall be furnished to Licensor whether or not any Articles have been sold during the period of which such statement is due.

     Licensee shall deliver to Licensor, not later than ninety (90) days after the close of each Annual Period during the term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement signed by a duly authorized officer relating to said entire Annual Period, setting forth the same information required to be submitted by Licensee in accordance with the first paragraph of this Article and also setting forth the information concerning expenditures for the advertising and promotion of Articles during such Annual Period required by Article 10 hereof.

     B. BOOKS AND RECORDS; AUDITS. Licensee shall prepare and maintain, in such manner as will allow its accountants to audit same in accordance with generally accepted accounting principles, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) in which accurate entries will be made covering all transactions, including advertising expenditures, arising out of or relating to this Agreement. Licensee shall keep separate general ledger accounts for such matters that do not include matters or sales related to this Agreement. Licensor and its duly authorized representatives shall have the right, for the duration of this Agreement and for one (1) year thereafter, during regular business hours and upon seven (7) business days advance notice (unless a shorter period is appropriate in the circumstances), to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, and to make copies of any and all of the above. All such books of account, records, documents and materials shall be kept available by Licensee for at least two (2) years after the end of the Annual Period to which they relate. If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which should have been paid by an amount equal to * or more of the payments actually made with respect to sales occurring during the period in question, Licensee shall reimburse Licensor for the cost of such audit and shall make all payments required to be made to eliminate any discrepancy revealed by said audit within ten (10) days after Licensor's demand therefore.

                                   ARTICLE 12

                          INDEMNIFICATION AND INSURANCE

     A. INDEMNIFICATION OF LICENSOR. Licensee hereby agrees to save and hold Licensor, Paris Hilton and their agents (the "Indemnified Parties") harmless from and against and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including, subject to subparagraph D below, Licensor's reasonable attorneys' fees and expenses) which the Indemnified Parties may incur or be obligated to pay, or for which either may become liable or be compelled to pay in any action, claim or proceeding against them, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including but not limited to those arising out of the alleged defect in any Article produced by Licensee under this Agreement, the manufacture, labeling, sale, distribution or advertisement of any Article by Licensee in violation of any national, state or local law or regulation or the breach of
Article 5 hereof. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

     B. INSURANCE POLICY. Licensee shall procure and maintain at its own expense in full force and effect at all times during which Articles are being sold, with a responsible insurance carrier acceptable to Licensor, a public liability insurance policy including products liability coverage with respect to Articles with a limit of liability not less than $3,000,000. It shall be acceptable if such coverage is provided by a product liability policy and an additional umbrella policy. Such insurance policies shall be written for the benefit of Licensee, Licensor and Paris Hilton and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Licensor shall be a named insured on each such policy. Such insurance may be obtained by Licensee in conjunction with a policy which covers products other than Articles.

     C. EVIDENCE OF INSURANCE. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of the maintenance of the insurance required by subparagraph B above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above.

     D. NOTICE. Licensor will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of Licensor. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from Licensor, then Licensor shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under subparagraph A above, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the Licensor and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above except that in the event appropriate action is being taken by Licensee by counsel reasonably acceptable to Licensor, with respect to any not-trademark or intellectual property, action, claim, suit or proceeding. Licensor shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Licensor shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

                                   ARTICLE 13

                                THE LICENSED MARK

     A. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark, unless and until Licensor consents thereto in writing. Licensee acknowledges the validity of the Licensed Mark, the secondary meaning associated with the Licensed Mark, and the rights of Licensor with respect to the Licensed Mark in the Territory in any form or embodiment thereof and the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done, any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation. Licensee will use its best efforts to distribute Articles in the proper channels comparable to those of similarly situated brands as discussed in Article 7 A (i) herein.

     B. At Licensor's request, Licensee shall execute any documents, including Registered User Agreements, reasonably required by Licensor to confirm the respective rights of Licensor and Ms. Paris Hilton in and to the Licensed Mark in each jurisdiction in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor, in connection with the filing and the prosecution by Licensor of applications to register or renew the Licensed Mark for Articles sold hereunder in each jurisdiction in the Territory where Licensee has reasonably requested the same. Such filings and prosecution shall be in the name of Licensor or Ms. Paris Hilton, as they may decide, the expense of which shall be paid for by Licensee. Nothing contained herein shall obligate Licensor to prosecute any trademark application outside the U.S. which is opposed or rejected in any country after the application is filed, provided, however, that any such prosecution shall go forward if (a) Licensee requests same; (b) Licensee pays for same directly; and
(c) such prosecution is in Licensor's (or Ms. Paris Hilton's) name and directed by Licensor. Licensor shall cooperate fully with any such prosecution. Licensee agrees to retain and employ on Licensor's behalf the firm of Tucker & Latifi, LLP of New York City to file and prosecute the various trademark applications around the World for the Trademark, as long as such fees charged by Tucker & Latifi, LLP are competitively priced with other intellectual property law firms. Tucker & Latifi, LLP shall work with Licensee's paralegal to keep such paralegal apprised of its progress in connection with the application and registration work referenced herein. Tucker & Latifi, LLP shall enter into a retainer agreement with Licensee that is mutually acceptable to Licensee and Tucker & Latifi, LLP providing, inter alia, that a retainer amount of $5,500 shall be paid to Tucker & Latifi, LLP for the first 12 months and $3,500 for the second 12 months for work to be done by Tucker & Latifi, LLP in connection with foreign application work.

     C. Licensee shall use the Licensed Mark in each jurisdiction in the Territory strictly in compliance with the legal requirements obtained therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Articles and on all materials on or in connection with which the Licensed Mark is used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

     D. Licensee shall never challenge the validity of the Licensed Mark or any application for registration thereof, or any trademark registration hereof, or any rights of Licensor therein. The foregoing shall not be deemed to prevent Licensee from asserting, as a defense to a claim of breach of contract brought against Licensee by Licensor for failure to perform its obligations hereunder, that its ceasing performance under this Agreement was based upon Licensor's failure to own the Licensed Mark in the United States of America, provided that it is established in a court of law that Licensor does not own the Licensed Mark, that the Licensed Mark is owned by a third party so as to preclude the grant of the license provided herein.

     E. In the event that Licensee learns of any infringement or imitation of the Licensed Mark or of any use by any person of a trademark similar to the Licensed Mark, it promptly shall notify Licensor thereof. In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so.

     F. Licensor shall not be required to protect, indemnify or hold Licensee harmless against, or be liable to Licensee for, any liabilities, losses, expenses or damages which may be suffered or incurred by Licensee as a result of any infringement or allegation thereof by any other person, firm or corporation, other than by reason of Licensor's breach of the representations made and obligations assumed herein. Licensor and Ms. Paris Hilton make no warranties or representations as to the registrability of the Licensed Mark in the various trademark offices around the World, except that Licensor warrants and represents that Ms. Paris Hilton has pending trademark applications as shown on the annexed Exhibit A.

                                   ARTICLE 14

                              DEFAULTS; TERMINATION

     A. The following conditions and occurrences shall constitute "Events of Default" by Licensee:

          1. the failure to pay Licensor the full amount due it under any of the provisions of this Agreement by the prescribed date for such payment;

          2. the failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefore;

          3. the making or furnishing of a knowingly false statement in connection with or as part of any material aspect of a report, notice or request rendered pursuant to this Agreement;

          4.   the failure to maintain the insurance required by Article 12;

          5. the use of the licensed mark in an unauthorized or unapproved manner;

          6. Licensee's use of other trademarks or in association with the Articles, without prior written consent of Licensor;

          7. the commencement against Licensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Licensee's property, not dismissed within sixty (60) days, or Licensee's making of an assignment for the benefit of creditors, filing of a bankruptcy petition, its acknowledgment of its insolvency or inability to pay debts, or taking advantage of any other provision of the bankruptcy laws;

          8. the material breach of any other material promise or agreement made herein.

     B. In the event Licensee fails to cure (i) an Event of Default within thirty (30) days after written notice of default is transmitted to Licensee under Article 14 A.3, A.5, A.6, or A.7; or (ii) Licensee fails to cure any other Event of Default within sixty (60) days after written notice of default is transmitted to Licensee or within such further period as Licensor may allow, this Agreement shall, at Licensor's option, be terminated, on notice to Licensee, and all the prorated Guaranteed Minimum Royalties for the Annual Period as in Article 8 above shall become due, without prejudice to Licensor's right to receive other payments due or owing to Licensor under this Agreement or to any other right of Licensor, including the right to damages and/or equitable relief.

     C. Upon the termination of this Agreement, in the event this Agreement is not renewed as provided in Article 4 above, or in the event of the termination or expiration of a renewal term of this Agreement, Licensee, except as specified below, will immediately discontinue use of the Licensed Mark, will not resume the use thereof or adopt any colorable imitation of the Licensed Mark or any of its parts, will promptly deliver and convey to Licensor (free of all liens and encumbrances) (i) all plates, engravings, silk-screens, or the like used to make or reproduce the Licensed Mark and the Designs, but not the bottle mold or tooling which Licensor shall be entitled to purchase or recover as provided below; and(ii) all items affixed with likeness or reproductions of the Licensed Mark, whether Articles, labels, bags, hangers, tags or otherwise, and, upon request by Licensor, will assign to Licensor such rights as Licensee may have acquired in the Licensed Mark. In the event that this Agreement expires or is terminated by Licensor due to Licensee's default, Licensor shall have an option, but not an obligation, to purchase the bottle mold and tooling for the Articles, free of all liens and other encumbrances, at a price equal to Licensee's cost for same established by submission of bill(s) from supplier and satisfactory proof of payment for same. Licensor shall pay such cost as follows: 50% (fifty) at closing and the balance paid by six (6) equal monthly payments. Licensor shall, at the time it exercises its purchase option, enter into a security agreement with Licensee with respect to the mold, which shall entitle Licensee to foreclose on its security interest in the mold in the event Licensor fails to make any installment payment due within fifteen (15) days after receiving notice of default. Licensor shall exercise its aforesaid option within thirty (30) days after Licensee's submission of documents establishing cost. Notwithstanding the foregoing, if Licensor has terminated this Agreement due to Licensee's default, Licensor, at its option, shall be entitled, in exercising its purchase option, to deduct from the cost price an amount equal to the sales and guaranteed minimum royalties Licensor is entitled to recover, for which deduction Licensee shall receive a credit. In the event Licensor exercises its aforesaid option, Licensee shall be precluded forever from using the bottle molds or tools and from selling or otherwise transferring or licensing any rights whatsoever in the molds or tools to any third party. In the event that Licensor does not exercise its aforesaid option, Licensee shall not use the bottle molds or tools or sell or otherwise transfer or license any rights whatsoever in the bottle mold or tools to any third party for a period of two (2) years after the determination of the fair market value. In the event of any permitted use of the bottle mold and/or tools by Licensee, Licensee shall not use in connection therewith the Licensed Mark, any trademark confusingly similar thereto, any trade dress associated with the Articles, any advertising or promotional materials used in connection with the Articles or any other markings or materials which would cause a reasonable consumer to believe that any new items sold using the bottle mold and tools are authorized by Licensor or in some way associated with the Licensed Mark. Any permitted sale or license of the bottle mold and/or tools by Licensee shall prohibit in writing the purchaser or licensee from using the Licensed Mark, and confusingly similar trademark and any such trade dress, advertising, promotional materials, markings or other materials and shall expressly make Licensor a third party beneficiary of such provision.

                                   ARTICLE 15

                       RIGHTS ON EXPIRATION OR TERMINATION

     A. If this Agreement expires or is terminated, Licensee shall cease to manufacture Articles (except for work in process or to balance component inventory) but shall be entitled, for an additional period of twelve (12) months only, on a non-exclusive basis, to sell and dispose of its inventory subject, however, to the provisions of paragraph D of this Article. Such sales shall be made subject to all of the provisions of this agreement and to an accounting for and the payment of Sales Royalty thereon but not to the payment of Guaranteed Minimum Royalties. Such accounting and payment shall be made monthly.

     B. In the event of termination in accordance with Article 14 above, Licensee shall pay to Licensor, the Sales Royalty then owed to it pursuant to this Agreement or otherwise.

     C. Notwithstanding any termination in accordance with Article 14 above, Licensor shall have and hereby reserve all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark, and to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

     D. Upon the expiration or termination of this Agreement, Licensee shall deliver to Licensor a complete and accurate schedule of Licensee's inventory of Articles and of related work in process then on hand (including any such items held by Subsidiaries, Affiliates or others on behalf of Licensee) (hereinafter referred to as "Inventory). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's cost of each such item. Notwithstanding anything contained to the contrary in this Agreement, Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule, to purchase any or all of the Inventory, free of all liens and other encumbrances, for an amount equal to Licensee's cost plus 20%. In the event such notice is sent by Licensor, Licensee shall deliver to Licensor or its designee all of the Inventory referred to therein within thirty (30) days after Licensor's said notice and, in respect of any Inventory so purchased, assign to Licensor all then outstanding orders from Licensee to its suppliers and to Licensee from its customers. Licensor shall pay Licensee for such Inventory within twenty (20) days after the delivery of such Inventory to Licensor. No Sales Royalty shall be payable to Licensor with respect to any such inventory purchased by Licensor.

                                   ARTICLE 16

                          SUBLICENSING AND DISTRIBUTION

     A.   (i)    This Agreement and the License or other rights granted
hereunder may be assigned, sublicensed, joint ventured or transferred by Licensee, upon the approval of Licensor in advance, in writing, which approval will not be unreasonably denied or delayed. Any transferee shall be required to prove to Licensor that it is capable of meeting the financial obligations contained herein.

          (ii) CONSOLIDATION. Notwithstanding anything contained to the contrary in this Agreement, this Agreement shall not terminate if Licensee is merged or otherwise consolidated into another entity which is the surviving entity of equal or superior financial strength.

     B. Licensee shall be entitled to use distributors in connection with its sale of Articles under this Agreement without approval of Licensor. No such distributor, however, shall be entitled to exercise any of Licensee's rights hereunder except for the sale of Articles which have been approved by Licensor hereunder.

                                   ARTICLE 17

                                  MISCELLANEOUS

     A. REPRESENTATIONS. The parties respectively represent and warrant that they have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal impediment which would prevent their signing this Agreement or consummating the same. Licensor represents and warrants that it has the right to license the Licensee the Licensed Mark and that Licensor has not granted any other existing license to use the Licensed Mark on products covered hereunder in the Territory and that no such license will be granted during the term of this Agreement except in accordance with the provisions hereof.

     B. LICENSOR'S RIGHTS. Not withstanding anything to the contrary contained in this Agreement, Licensor shall not have the right to negotiate or enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Mark in connection with the manufacture, distribution and/or sale of products covered hereunder in the Territory or provide consultation and design services with respect to such products in the Territory prior to the termination or expiration of this Agreement.

     C. LICENSOR'S RETAIL STORES. In the event Licensor (or Ms. Paris Hilton) opens one or more retail stores or boutiques selling various products bearing the Licensed Mark, Licensee agrees to sell Articles to Licensor for sale in such stores at the established U.S. retail price for the specific Article, less an additional * discount. Licensee further agrees that any sales pursuant to this paragraph shall be included in the computation of Net Sales for any applicable Annual Period hereunder.

     D. GOVERNING LAW; ENTIRE AGREEMENT. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

     E. NO AGENCY. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

     F. NO WAIVER. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

     G. VOID PROVISIONS. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

     I. CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

     H. FORCE MAJEURE. Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement (other than payment to any accrued obligation for the payment of money) when such delay or failure is by reason of lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike conditions, the elements, embargoes, act of God or the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the party effected. The party claiming to be so affected shall give notice to the other party promptly after it learns of the occurrence of said event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement if the other party is unable to perform any or all of its obligations hereunder for a period of six (6) months by reason of said event as if the date of termination were the date set forth herein as the expiration date hereof. If either party elects to terminate this Agreement under this paragraph, Licensee shall have no further obligations for the Guaranteed Minimum Royalty beyond the date of termination (which shall be prorated if less than an Annual Period is involved) and shall be obligated to pay any Sales Royalty which is then due or becomes due.

     J. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and Licensee's permitted transferees and assigns.

     K. RESOLUTION OF DISPUTES. Any controversy or claim arising out of, in connection with, or relating to this Agreement, shall be determined by arbitration by a three person arbitration panel at the office of the American Arbitration Association. Both Parties shall share equally the cost of such arbitration (except each shall bear its own attorney's fees). Any decision rendered by the arbitrators shall be final and binding, and judgment may be entered in any court having jurisdiction.

     L. CONSOLIDATION. Notwithstanding anything contained to the contrary in this Agreement (a) this Agreement shall not terminate if Licensor is merged or otherwise consolidated into another entity which is the surviving entity. (b) Licensor shall be entitled to assign this Agreement to any Corporation to which the Licensed Mark is assigned.

     M. SURVIVAL. The provisions of Articles 11, 12A, 12D, 13, 15, 16, and 17 shall survive any expiration or termination of this Agreement.

     N. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience of reference only and shall be given no substantive effect.

                                   ARTICLE 18

                                     NOTICES

     Any notice or other communications required or permitted by this Agreement to be given to a party will be in writing and will be considered to be duly given when sent by any recognized overnight courier service to the party concerned to the following persons or addresses (or to such other persons or addresses as a party may specify by notice to the other):

TO LICENSOR       Ms. Paris Hilton c/o Ms. Wendy White
                  250 North Canon Dr. 2nd Floor,
                  Beverly Hills, CA 90210

WITH A COPY TO:   Robert L. Tucker, Esq., Tucker & Latifi, LLP
                  160 East 84th Street, New York, NY 10028
                  Tel: 212-472-6262; Fax: 212-744-6509.
                  RTucker@TuckerLatifi.com

TO LICENSEE       PARLUX FRAGRANCES, INC.
                  3725 SW 30TH Avenue
                  Ft. Lauderdale, Florida, 33312
                  Attention: Ilia Lekach
                  Chairman & CEO
                  Fax: (954) 316-8155

WITH A COPY TO:   Mitchell Schrage & Associates
                  Tower 56, 126 East 56th Street
                  New York, New York 10022
                  Attn: Mitchell Schrage, Esq.
                  Fax: (212) 758-1616

     Notice of the change of any such address shall be duly given by either party to the other in the manner herein provided.

     EXECUTED as of the day and year first written above:

                             PARLUX FRAGRANCES, INC.

                          By:   /s/ Frank A. Buttacavoli
                             ------------------------------
           Frank A. Buttacavoli, Executive Vice President / COO / CFO

                         PARIS HILTON ENTERTAINMENT INC.

                              By:   /s/ Paris Hilton
                                 ----------------------
                               Paris Hilton, President

     Compliance with the terms of this Agreement shall constitute compliance with the terms of the Master License. In the event of a termination of the Master License granted to Licensor, prior to the expiration of this Agreement (and any extensions thereof) Ms. Paris Hilton warrants and represents that the successor entity to the rights to the PARIS HILTON trademark shall assume the obligations and succeed to the rights of the Licensor and the rights of Licensee shall continue unaffected.

                            ACKNOWLEDGE AND APPROVED:

                                /s/ Paris Hilton
                            -------------------------
                                  Paris Hilton